UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2014

Flexion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36287	26-1388364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Mall Road, Suite 301 Burlington, Massachusetts		01803
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 305-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Adoption of Change in Control Bonus Plan

On August 27, 2014, the Board of Directors of Flexion Therapeutics, Inc. (the “Company”) adopted a Change in Control Bonus Plan (the “Plan”), pursuant to which selected current and future employees of the Company (including the Company’s named executive officers) will be eligible for the payment of their annual bonuses if they are terminated in a qualifying termination in connection with a change in control of the Company under certain circumstances.

Pursuant to the Plan, in the event an eligible employee is terminated by the Company without cause or resigns for good reason (as such terms are defined in the Plan), in each case within the period commencing one month prior to and ending 12 months following a change in control of the Company, such employee will be entitled to receive a lump sum cash payment equal to the employee’s full annual target bonus under the annual performance bonus plan or arrangement covering the employee for the year of termination.

The payment of the target bonus provided under the Plan is contingent upon the eligible employee providing a release of claims in favor of the Company. The payment of the target cash bonus supplements, and does not supersede any severance or change in control benefits that an employee is otherwise eligible to receive under any other agreement with the Company.

The foregoing description of the Plan is a summary only, does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Flexion Therapeutics, Inc. Change in Control Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flexion Therapeutics, Inc.
Dated: September 2, 2014

	By:	/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Flexion Therapeutics, Inc. Change in Control Bonus Plan